Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made and entered into as of February 10, 2025, by and between SADOT GROUP INC., a Nevada corporation (the “Company”), and Jennifer Black (the “Executive”).
Recitals:
WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company as the Chief Financial Officer reporting directly to the Chief Executive Officer. This agreement provides specified compensation and benefits to the Executive in the event of an Involuntary Termination or certain other terminations pursuant to the terms of this Agreement. This Agreement will replace and supersede any other employment agreements which may have been entered into previously between the Company and the Executive.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.PURPOSE AND TERM
Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof or if such agreement does exist it will be amended and replaced by this Agreement), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date that the Company engages a new Chief Executive Officer until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties. Below are the details with respect to the Executive’s title and duties:
1.1 Position Title. Effective as of the date that the Company engages a new Chief Executive Officer, Executive will be appointed as the Chief Financial Officer , reporting directly to the Company’s Chief Executive Officer
1.COMPENSATION AND TERMINATION GENERALLY
1.1.Compensation. All compensation is based in US dollars
2.1.1 Base Compensation. The Executive’s Base Compensation will be $400,000 (four hundred thousand dollars) (the “Cash Salary”) consisting of an annual Cash Salary of $325,000 (three hundred and twenty-five thousand dollars) and an annual compensation equity Grant of $75,000 (seventy-five thousand) consisting of restricted stock awards pursuant to the Company’s Equity Incentive Plan (the “Grant” and collectively with the Cash Salary, the “Base Compensation”).
This Base Compensation shall be subject to periodic review and modification by the Company’s Board of Directors (the “Board”) as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine.
2.1.2 Grant. The Executive will be provided with the Grant on an annual basis. The Grant shall vest quarterly over one (1) year in equal quarterly installments commencing January 1, 2025 which shall be priced and issued on the third trading day immediately following the filing of the Form 10K Annual Report for such applicable year.The per share purchase price will be the closing price immediately prior to the date of each Grant.
The Executive may be eligible to additional equity incentive grants and/or awards, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the

Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant and all shares of restricted stock awards will be registered on a Form S-8 Registration Statement.
In the event the Company is unable to issue the shares of restricted stock awards and the shares of restricted stock awards are not registered, then the Grant shall be paid in cash on a quarterly basis in equal amounts.
2.1.3 Bonus. For the year ended December 31, 2025, the Executive shall receive an annual target bonus equal to 75% of Executive’s annual Cash Salary and annual Grant based on achievement of performance milestones, calculated and payable in accordance with the corporate milestones approved by the Board for the year ended December 31, 2025. For subsequent fiscal years, the bonus amount and performance targets shall be mutually agreed between Executive and the Compensation Committee of the Board.
2.1.4 Other Compensation. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation stock options or other forms of equity awards and an annual cash bonus).
2.2 Termination of Employment Generally. In the event the Executive’s employment with the Company terminates for any reason whatsoever, including death and disability, the Executive or their estate shall be entitled to the benefits described in this Section 2.2.
2.2.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive or their estate on such date.
2.2.2 Accrued Bonus Payment. The Executive or their estate shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date.
2.2.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive or their estate for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.
2.2.4 Equity Compensation. The period during which the Executive may exercise any rights (“Exercise Period”) under any outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any equity incentive plan or agreement (the “Company Plans”) shall be extended so as to expire on the last day of the term applicable to such stock option.
1.INVOLUNTARY TERMINATION
1.1.Severance Payment. In the event of the Executive’s Involuntary Termination, at any time after the date hereof, the Executive shall be entitled to receive an amount equal to twelve (12) months of the then current Executive’s Base Compensation, less $50,000 (fifty thousand), which shall be paid in full in cash within ten (10) days of the Executive’s Involuntary Termination. For clarification, the amount paid that shall be equal to the Grant shall be paid in cash and not in equity. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Executive’s Involuntary Termination, a lump sum payment equal to one hundred percent (100%) of any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date.
1.2.Equity Compensation Acceleration. Upon the Executive’s Involuntary Termination, at any time after the date hereof, the vesting and exercisability of all then outstanding stock options and in the case of Involuntary Termination by Executive for a Good Reason pursuant to Section 6.7 (f)

below, all outstanding shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights, restricted stock units and restricted stock awards) granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares. In addition, the Exercise Period under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Involuntary Termination. Any unvested amount of the annual Grant, through the termination date, will be forfeited.
1.3.COBRA. In the event of the Executive’s Involuntary Termination, at any time after the date hereof, if the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage as in effect immediately prior to the Executive’s Involuntary Termination for a period of twelve (12) months following such Involuntary Termination. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.
1.4.Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy or errors and omissions insurance policy, or an equivalent thereto, (the “Insurance Policies”) Insurance Policies immediately prior to the Termination Date, the Company or its Successor shall continue to provide coverage under the Insurance Policies for not less than thirty-six (36) months following the Executive’s Involuntary Termination on substantially the same terms of the Insurance Policies in effect immediately prior to the Termination Date. For clarification, the Executive is to be covered by the Company’s directors and officers insurance policies as well as the Company’s errors and omissions insurance policies and any other company insurance policies in effect now and in the future.
2.FEDERAL EXCISE TAX UNDER SECTION 280G
2.1.Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then and only if Executive would thereby be in a better after-tax position, which the Company will outline in full written detail, the Company may elect, in the Company’s sole discretion, to reduce the amounts payable under this Agreement or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.
2.2.Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.
3.DEFINITIONS
3.1.Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 5, unless the context clearly requires a different meaning.
3.2.“Base Compensation” is defined in Section 2.1.1.

3.3.“Cause” means:
(a)the Executive engaged in gross misconduct which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;
(b)the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Employee’s non- competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty
(30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or
a.is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud which the Company reasonably believes would reflect adversely on the Company.
It is expressly acknowledged by the Company that Cause will not include the Company or the Executive failing to meet agreed upon operational targets or the Company not generating profit.
3.1.“Change of Control” means:
(a)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or
(ii) the combined voting power of the Company’s outstanding securities;
a.the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
the sale or disposition of all or substantially all of the Company’s assets engaged in the business of fast casual restaurants or meal preparation, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);
a.a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or
b.the dissolution or liquidation of the Company.
3.1.“Company” shall mean Sadot Group Inc. and, following a Change of Control, any Successor.
3.2.“Involuntary Termination” means:

(a)any termination without Cause of the employment of the Executive by the Company; or
(b)any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason
Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.
3.1.“Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:
(a)Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.
(b)The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control) unless such assignment is consented to by Executive in writing.
(c)A reduction in the Executive’s then current Base Compensation or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s then current Base Compensation and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control.
(d)The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who holds a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide the Executive coverage under the director’s and officers’ insurance as well as errors and omissions insurance policies or any other insurance policies the company may carry.
(e)A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement. A material breach of this agreement includes, but is not limited to, items contained in the Miscellaneous Provisions section set forth in Sections 12.1 through 12.8.
(f)Being asked to perform actions that violate laws or the Company’s then current code of ethics policy.
The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.
3.1.“Permanent Disability” means that:
(a)the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;
(b)such total incapacity shall have continued for a period of six consecutive months; and
(c)such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.
3.1.“Substantive Functional Equivalent” means that the Executive’s position must:

(a)be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;
(b)allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and
(c)not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board of Directors or the Chief Executive Officer or its equivalent.
3.1.“Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.
3.2.“Termination Date” means the date of the termination of the Executive’s employment with the Company.
4.EXCLUSIVE REMEDY
4.1.No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.
4.2.No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers or executives of the Company, including, without limitation, the Company’s stock option plans.
4.3.Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.
5.NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION
During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the non-competition agreement (during the term of such Agreement) and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.
1.ARBITRATION
1.1.Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
1.2.Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for his own costs and attorneys fees.
1.3.Site of Arbitration. The site of the arbitration proceeding shall be in Fort Worth, Texas.
2.NOTICES
For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: The Board of Directors, at the Company’s offices at 295 E. Renfro Street, Suite 209, Burleson, TX 76028 USA and, (b) if to the Executive, at the home address on file or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.
1.MISCELLANEOUS PROVISIONS
1.1Location. Executive shall perform their duties and responsibilities located remotely from their home office in Texas or any other remote office location in the continental United States.
1.2Vacation. Executive shall be entitled to accrue paid vacation at a rate of four (4) weeks per year.
1.3Travel. Executive shall be required to travel up to a maximum of 20% of business days. Executive shall be eligible for all travel policy benefits in effect for similar executive positions.
1.4Business Hours. Executive will only be required to work standard business hours as per the location of their home or base office location.
1.5Holidays. Executive will be entitled to the following fourteen (14) paid Company holidays: New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Juneteenth, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Day after Thanksgiving Day, Christmas Eve, Christmas Day, New Years Eve Day and one floating holiday you can use at your discretion. You will also receive five (5) personal time off days. Holidays are subject to change pending the then current company policies.
1.6Technology. A laptop or desktop computer will be issued to the Executive for Company use. A reimbursement for cell phone usage up to two-hundred dollars ($200) per month and a home internet connection up to fifty dollars ($50) per month will be granted.
1.7Liability Insurance. The Company agrees to obtain a directors and officers and Errors and Omissions liability insurance policies covering the Executive and to maintain such policies. The amount of coverage should be reasonable in relation to the Executive’s position and responsibilities during the term of employment but in no event shall the amount of coverage be less than $2 million in the aggregate provided that the cost and availability of such insurance is reasonable within the marketplace. The Company agrees to cover the Executive in all additional liability insurance policies the Company uses from time to time.
1.8Indemnification. The Company agrees to indemnify the Executive to the fullest extent permitted by law consistent with the company’s bylaws in effect as of the date hereof with respect to any acts or non-action they may have committed during the period during which they were an officer, director and/or employee of the company or any subsidiary thereof, or of any other entity of which they served as an officer, director or employee at the request of the company.
1.9To the extent the Executive is asked to serve as an officer, director or manager of the subsidiaries (“subsidiaries”) of the Company, Your duties to the subsidiaries shall be deemed to have been included in the Agreement, shall not be entitled to any additional compensation hereunder, and shall be covered by all provisions of the Agreement mutatis mutandis.

1.10 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.
1.11Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
1.12 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.
1.13 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
1.14 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.
1.15 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.
12.16 Section 409A of the Code. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).
12.17 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE TO THE EXECUTIVE EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive

/s/ Jennifer Black________________________
Jennifer Black

Sadot Group Inc.

By: Michael Roper_______________________
Name: Michael Roper
Title: Chief Executive Officer.